EX-99.IND PUB ACCT

September 8, 2026

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Penn Series Funds, Inc. and, under the date of February 24, 2026, we reported on the financial statements of Penn Series Funds, Inc. as of and for the years ended December 31, 2025 and 2024. On May 22, 2026, we were notified that Penn Series Funds, Inc. appointed Ernst & Young LLP as its principal accountant for the year ending December 31, 2026 and that the auditor-client relationship with KPMG LLP ceased.

We have read the statements made by Penn Series Funds, Inc. included under Item 8 of its Form N-CSRS dated September 8, 2026, and we agree with such statements, except we are not in a position to agree or disagree with the statement made in the first sentence of the disclosure regarding actions of the Board of Directors or Audit Committee or any of the statements made in the fourth paragraph of Item 8.

Very truly yours,

/s/ KPMG LLP
KPMG LLP

Item 1. Report to Stockholders.

Changes in and disagreements with accountants

On May 21, 2026, the Board of Directors of Penn Series Funds, Inc., upon the recommendation of its Audit Committee, approved the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Fund, replacing KPMG LLP (“KPMG”) as the Fund’s independent registered public accounting firm. There were no disagreements with KPMG during the Fund’s two most recent fiscal years or the subsequent interim period through May 21, 2026.

Item 8. Changes in and Disagreements with Accountants for Open-End Management Investment Companies.

Change in Independent Registered Public Accounting Firm

At a meeting held on May 21, 2026, the Board of Directors (the “Board”) of Penn Series Funds, Inc. (the “Company”), upon the recommendation of its Audit Committee, approved the appointment of Ernst & Young LLP (“EY”) as the independent registered public accounting firm for the Company. Management informed KPMG LLP (“KPMG”) of their dismissal on May 22, 2026.

KPMG’s audit reports on the Company’s financial statements as of and for the fiscal years ended December 31, 2024 and December 31, 2025 did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2024 and December 31, 2025 and the subsequent interim period through May 22, 2026, there were no: (i) disagreements with KPMG as described in Item 304(a)(1)(iv) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to KPMG’s satisfaction would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements; or (ii) reportable events described in Item 304(a)(1)(v).

During the fiscal years ended December 31, 2024 and December 31, 2025 and during the subsequent interim period through May 22, 2026, neither the Company nor anyone on its behalf consulted with EY with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as described in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided KPMG with a copy of the foregoing disclosures and requested that KPMG furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not KPMG agrees with the above statements. A copy of KPMG’s letter is attached as Exhibit 99 to this Form N-CSR.